UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under Rule 14a-12

RICEBRAN TECHNOLOGIES

(Name of the Registrant as Specified in its Charter)

LF-RB MANAGEMENT, LLC

GARY L. HERMAN

MICHAEL GOOSE

STEPHEN D. BAKSA

LARRY HOPFENSPIRGER

RICHARD JACINTO II

EDWARD M. GILES

RICHARD BELLOFATTO

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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On or about June 14, 2016, LF-RB Management, LLC (“LF-RB”), Gary L. Herman, a Managing Member of LF-RB, Michael Goose, a Managing Member of LF-RB, Stephen D. Baksa, Larry Hopfenspirger, Richard Bellofatto, Edward M. Giles and Richard Jacinto II (the “LF-RB Group”) began distributing the letter set forth below to certain shareholders of RiceBran Technologies, a California corporation (the “Company”). The LF-RB Group has filed definitive proxy materials with the Securities and Exchange Commission on June 13, 2016, which are available at http://www.sec.gov.

LF-RB Management, LLC

720 Fifth Avenue, 10th Floor

New York, NY 10019

June 11, 2016

Dear Fellow Shareholders of RiceBran Technologies:

LF-RB Management, LLC (“LF-RB”) and certain other participants in this solicitation named below (collectively, the “LF-RB Group” or “we” or “our”) are the beneficial owners of an aggregate of 952,569 shares of common stock of RiceBran Technologies (“RiceBran” or the “Company”). We represent approximately 9.0% of the outstanding shares of common stock of the Company.

As one of the largest shareholders of RiceBran, we too have suffered tremendously under the leadership of the Company’s current board of directors (the “Board”) and management, in light of their ineffectual strategy and unfulfilled commitments (including in connection with the H&N acquisition described below). The average price of shares of the Company’s common stock purchased by several members of the LF-RB Group is over $4 per share – compared to the June 10, 2016 closing market price of $1.58 per share.

We have sought to work constructively with management and the Board in an effort to improve the Company’s strategy, cost structure, capital allocation, executive compensation and corporate governance; all with the aim of creating long-term shareholder value. Contrary to the Company’s assertions, we are trying to fix the Company and create shareholder value, not acquire the Company.

Despite our sincere efforts, the current Board has rebuffed meaningful attempts for us to engage in a constructive dialogue. We believe the interests and attention of the current Board are not properly focused on the interests of the Company’s shareholders. RiceBran’s directors have demonstrated inadequate action in response to current management’s weak strategic execution, ineffective financial stewardship and mediocre performance. For example, during the current Board’s tenure, the Company generated net losses attributable to RiceBran shareholders of $8,268,000, $23,029,000, $15,021,000 and $9,509,000 in 2015, 2014, 2013 and 2012, respectively, and annual revenues for 2015, 2014, 2013 and 2012 have stagnated at around the $40 million level. At the time of the Company’s acquisition of H&N Distribution, Inc. (“H&N”) in 2014, the Company’s CEO, W. John Short, stated: “The acquisition of H&N is a transformational transaction for our Company in a number of ways. It will have the effect of immediately and significantly increasing revenues and improving gross profit margins in our USA Segment.”[1] However, these effects have not substantially materialized, as indicated by the Company’s revenue performance.

We question the Board’s decision to engage in an expensive proxy contest with us – one of its largest independent shareholders. The Company recently announced that its expenses related to its solicitation of proxies, excluding salaries and wages of its employees, are expected to aggregate up to approximately $225,000, excluding expenses RiceBran would typically incur in connection with the election of directors in an uncontested election.

[1] Company Press Release dated January 7, 2014 (Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed January 7, 2014).

Given the duration and magnitude of RiceBran’s underperformance under the leadership of the current Board, as described above and below, we believe the best outcome for our fellow long-term shareholders would be driven by changes at the Board and management level. We believe time has come for shareholders to elect directors who will try to not only preserve the value of our investment but, more importantly, implement a strategic plan that will help recover it.

PLEASE VOTE THE GOLD PROXY CARD TO ELECT FIVE NEW, HIGHLY QUALIFIED DIRECTORS. Biographical information about our nominees for the Board is found in the accompanying proxy statement. If you have already sent a proxy card furnished by RiceBran’s management, you have every right to revoke it and change your vote by signing, dating and returning a later dated GOLD proxy card prior to the Company’s annual meeting of shareholders (“Annual Meeting”), or by voting by telephone or Internet or in person at the Annual Meeting (subject to broker/bank procedures). Only your latest dated and signed proxy card counts!

Consider the following facts as you decide whom to elect at this year’s Annual Meeting.

·	RiceBran’s share price has declined 51.7% during the past year (June 10, 2015 – June 10, 2016).
·	Five of the seven directors joined the Board in 2012 or earlier. During the period from December 31, 2012 to June 10, 2016, RiceBran’s common stock has experienced an absolute stock price decline of 85.4%, from $10.80 per share to $1.58 per share.
·	Revenue has remained stagnant for the past five years in the $40 million range.
·	We believe the Company is encouraging shareholders to focus on 1Q-2016 results, but if the Company’s financial performance were so positive in the eyes of investors, its share price would likely have reacted favorably, which it did not. In comparison, the Company’s share price increased 5.1% on June 1, 2016, the same date as the LF-RB Group’s filing of its preliminary proxy statement. On this basis, we believe that the market appears to acknowledge that change is warranted and places little confidence in the ability of the current Board and management to create shareholder value.
·	From 2012 to 2015, the Company accumulated $55.8 million in net losses attributable to RiceBran shareholders. Despite these losses, the Company’s Named Executive Officer (NEO) total compensation was more than $7 million. In fact, the CEO even received $26,702 in commuting expense reimbursements.

Our Board nominees are highly-qualified director candidates with considerable credibility and decades of relevant business and financial experience, including multiple nominees with extensive food and consumer products industry expertise, who will bring fresh perspective into the boardroom and work to preserve and enhance the value of our investments. Our interests are clearly aligned with yours.

YOUR VOTE IS IMPORTANT. Please vote for the election of the LF-RB Group nominees, no matter how many or how few shares you own.

How to Vote

If your shares are held in the name of a brokerage firm, bank or other nominee or custodian, only that firm can vote your shares and, with respect to the election of directors, that firm can only vote your shares if it receives your specific instructions. Accordingly, we urge you to contact the person responsible for your account and instruct that person to execute the GOLD proxy card on your behalf, including FOR the LF-RB Group’s nominees. If you have any questions, please contact Alliance Advisors, the firm that is assisting us in this solicitation, by means of the address and/or toll-free phone number listed below.

The LF-RB Group consists of LF-RB, Gary L. Herman, Michael Goose, Stephen D. Baksa, Larry Hopfenspirger, Richard Jacinto II, Edward M. Giles and Richard Bellofatto.

Thank you for your support,

LF-RB Management, LLC

By: /s/ Gary Herman

Gary L. Herman

Managing Member

For more information, please contact us:

Gary L. Herman

LF-RB Management, LLC

720 Fifth Avenue, 10th Floor

New York, NY 10019

gherman@gallowaycap.com

212-247-0581

Peter Casey

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Telephone: 973-873-7710

Toll-Free: 855-742-8269

IMPORTANT ADDITIONAL INFORMATION

THE LF-RB GROUP STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT FILED BY THE LF-RB GROUP ON JUNE 13, 2016 AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. THE LF-RB GROUP’S PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE LF-RB GROUP WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. ALLIANCE ADVISORS, LLC, THE LF-RB GROUP’S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE PROXY MATERIALS WITHOUT CHARGE UPON REQUEST BY CALLING TOLL-FREE AT (855) 742-8269.